Exhibit 10.1

SEVENTH AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

by and among

ENTERPRISE PRODUCTS COMPANY

EPCO HOLDINGS, INC.

and

ENTERPRISE PRODUCTS HOLDINGS LLC

(formerly named EPE Holdings LLC)

ENTERPRISE PRODUCTS PARTNERS L.P.

ENTERPRISE PRODUCTS OLPGP, INC.

ENTERPRISE PRODUCTS OPERATING LLC

and

OTLP GP, LLC

and

OILTANKING PARTNERS, L.P.

TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS		1

1.1	Definitions	1
1.2	Construction	2

ARTICLE 2: SERVICES		2

2.1	EPCO Services	2
2.2	EPCO Compensation	2
2.3	Dispute Regarding Services or Calculation of Costs	3
2.4	Invoices	3
2.5	Disputes; Default	3
2.6	Input Regarding EPCO Services	4
2.7	Limitation Regarding EPCO Services	4
2.8	Representations Regarding Use of Services	4
2.9	Disclaimer of Warranties; Limitation of Liability	4
2.10	Force Majeure	5
2.11	Affiliates	5
2.12	Dedication of EPCO Employees	5
2.13	Term and Termination	6

ARTICLE 3: OWNERSHIP OF WORK PRODUCT; AUDIT RIGHTS:
DISCLOSURE OF COMPENSATION		7

3.1	Ownership of Work Product	7
3.2	Audit Rights	7
3.3	Disclosure of Compensation	8

ARTICLE 4: INDEMNIFICATION		8

4.1	Indemnification by EPCO	8
4.2	Indemnification by MLP Group Parties	9
4.3	Negligence; Strict Liability	9

ARTICLE 5: OTHER AGREEMENTS		10

5.1	Insurance Matters	10
5.2	EPCO’s Employees	10
5.3	EPCO Group License and Participation in MLP Group Agreements	11

ARTICLE 6: MISCELLANEOUS		11

6.1	Choice of Law; Submission to Jurisdiction	11
6.2	Notices	11
6.3	Entire Agreement; Supersedure	11
6.4	Effect of Waiver of Consent	12

-i-

6.5	Amendment or Modification	12
6.6	Assignment	12
6.7	Counterparts	12
6.8	Severability	12
6.9	Further Assurances	12
6.10	Withholding or Granting of Consent	12
6.11	U.S. Currency	12
6.12	Laws and Regulations	13
6.13	Negation of Rights of Third Parties	13
6.14	No Recourse Against Officers, Directors, Managers or Employees	13
6.15	Relationship of the Parties	13
6.16	Prior Releases	13

Exhibit A — Definitions

Schedule 2.12 — Dedicated Employees

-ii-

SEVENTH AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

THIS SEVENTH AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into on October 17, 2014 but effective as of October 1, 2014 (the “Effective Date”), by and among: (i) Enterprise Products Company, a Texas corporation (“EPCO”), and EPCO Holdings, Inc., a Delaware corporation (“EPCO Holdings”); (ii) Enterprise Products Holdings LLC, a Delaware limited liability company (formerly named EPE Holdings, LLC) and the current general partner of EPD (as defined below) (“EPD GP”), Enterprise Products Partners L.P., a Delaware limited partnership (“EPD”), Enterprise Products Operating LLC, a Texas limited liability company (“EPOLLC”), and Enterprise Products OLPGP, Inc., a Delaware corporation and the managing member of EPOLLC (“EPD OLPGP”); (iii) OTLP GP, LLC, a Delaware limited liability company and the general partner of Oiltanking (as defined below) (“OTLP GP”), and Oiltanking Partners, L.P., a Delaware limited partnership (“Oiltanking”). Capitalized terms not otherwise defined below have the meanings ascribed to such terms as set forth on Exhibit A to this Agreement.

R E C I T A L S

The purpose of this Agreement is to amend and restate, in its entirety, that certain Sixth Amended and Restated Administrative Services Agreement, as amended on and effective September 7, 2011 (the “Sixth Amendment”), to give effect to transactions contemplated by that certain Contribution and Purchase Agreement dated as of October 1, 2014 between EPD and Oiltanking Holding Americas, Inc. (“OTNA”) and Oiltanking Holdco, LLC, pursuant to which, effective October 1, 2014, EPD has purchased 100% of the equity interests in OTLP GP and common units and subordinated units in Oiltanking.

The Parties hereto desire, by their execution of this Agreement, to evidence the terms and conditions pursuant to which (i) the EPCO Group will provide certain services to each MLP Group on and after the Effective Date and (ii) a variety of additional matters will be handled among the EPCO Group and each MLP Group on and after the Effective Date.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1 Definitions. The definitions listed on Exhibit A shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2: SERVICES

2.1 EPCO Services.

(a) During the Term, subject to the terms of this Article 2 and in exchange for the reimbursement described in Section 2.2, the EPCO Group hereby agrees to provide each MLP Group with such selling, general and administrative services and such management and operating services as directed by the applicable General Partner, and as may be necessary to manage and operate the business, properties and assets of such MLP Group in accordance with Prudent Industry Practices; it being understood and agreed by the Parties that in connection with the provision of such services, EPCO shall employ or otherwise retain the services of such personnel as may be necessary to cause the business, properties and assets of such MLP Group to be so managed and operated (individually, an “EPCO Service” and, collectively, the “EPCO Services”).

(b) Notwithstanding anything to the contrary in this Agreement, the Parties recognize and agree that each General Partner, along with any required approval of its Audit and Conflicts Committee, shall have the exclusive authority to appoint an independent accounting firm to audit the financial statements of its MLP Group.

2.2 EPCO Compensation. As compensation for the provision by the EPCO Group of the EPCO Services to each member of the applicable MLP Group, the EPCO Group shall be entitled to receive, and each General Partner agrees to pay or cause another member of its MLP Group to pay to the applicable member of the EPCO Group, without duplication, an amount equal to the sum of all costs and expenses (direct or indirect) incurred by such member of the EPCO Group which are directly or indirectly related to the business or activities of such MLP Group (including, without limitation, expenses, direct or indirect, reasonably allocated to such MLP Group by the EPCO Group). In addition, each General Partner shall pay or cause another member of its MLP Group to pay all sales, use, excise, value added or similar taxes (together with any penalties, fines or interest thereon), if any, that may be applicable from time to time in respect of the EPCO Services provided to such MLP Group by the EPCO Group. The aggregate amount payable by each MLP Group to the EPCO Group pursuant to this Section 2.2 with respect to a given period of time shall be referred to herein as the “Administrative Services Fee.” It is the intention of the Parties that the Administrative Services Fee with respect to each MLP Group represents fair and reasonable compensation to the EPCO Group for such MLP Group’s allocable share of all general and administrative expenses, capital expenses and other costs for Shared Services borne or performed by the EPCO Group for the benefit of any member of such MLP Group.

2.3 Dispute Regarding Services or Calculation of Costs. Should there be a dispute over the nature or quality of the EPCO Services, or the calculation and allocation of any Administrative Services Fee, relating to any of the EPCO Services, EPCO and the applicable General Partner, on behalf of its MLP Group, shall first attempt to resolve such dispute, acting diligently and in good faith, using the past practices of such Parties and documentary evidence of costs as guidelines for such resolution. If EPCO and such General Partner are unable to resolve any such dispute within thirty days, or such additional time as may be reasonable under the circumstances, the dispute shall be referred to the Audit and Conflicts Committee of such General Partner. EPCO shall provide to such General Partner a quarterly statement indicating the total EPCO Group costs and expenses allocated to all of the applicable MLP Group and a detailed statement of the EPCO Group costs and expenses that are allocated to such MLP Group and representative of such MLP Group’s Administrative Service Fee (including an explanation of such allocation, which shall generally be consistent from period to period). The Parties agree that the Audit and Conflicts Committee of such General Partner shall have the authority to settle any such dispute, in its sole discretion, recognizing that it is the intent of all Parties that all shared expenses or services be allocated among the EPCO Group and such MLP Group on a fair and reasonable basis.

2.4 Invoices. EPCO shall invoice the appropriate member of each MLP Group (in care of the applicable General Partner, as billing agent for its MLP Group (the “Billing Agent”)) on or before the last day of each month for the estimated Administrative Services Fee expected to be incurred by the EPCO Group for the next succeeding month, plus or minus any adjustment necessary to correct prior estimated billings to actual billings. All invoices shall be due and payable on the last day of the month which the invoice covers. Upon request from the Billing Agent, EPCO shall furnish in reasonable detail a description of the EPCO Services performed by the EPCO Group for the applicable MLP Group during any month or other relevant period.

2.5 Disputes; Default. Notwithstanding any provision of this Article 2 to the contrary, should any General Partner fail to cause a member of its MLP Group to pay to EPCO, as agent for, and acting on behalf of, the EPCO Group, when due, any amounts owing in respect of the applicable EPCO Services, except as set forth in the third succeeding sentence, upon 30 days’ notice, EPCO, as agent for, and acting on behalf of, the EPCO Group, may terminate this Article 2 (as it relates to such MLP Group) as to those EPCO Services that relate to the unpaid portion of the invoice. Should there be a dispute as to the propriety of invoiced amounts, the applicable Billing Agent shall cause a member of its MLP Group to pay all undisputed amounts on each invoice, but shall be entitled to withhold payment of any amount in dispute and shall promptly notify EPCO of such disputed amount. EPCO shall promptly provide such Billing Agent with records relating to the disputed amount so as to enable EPCO and the applicable General Partner to resolve the dispute. So long as such parties are attempting in good faith to resolve the dispute, EPCO shall not be entitled to terminate the EPCO Services that relate to the disputed amount.

2.6 Input Regarding EPCO Services. Any records, information or other input from an MLP Group that is necessary for the EPCO Group to perform any EPCO Services for such MLP Group shall be submitted, upon EPCO’s written request therefor to the applicable General Partner, to EPCO, as agent for, and on behalf of, the EPCO Group, by such MLP Group. If such MLP Group fails to supply such records, information or other input to EPCO and such failure renders the EPCO Group’s performance of any such EPCO Services unreasonably difficult, in EPCO’s reasonable judgment, EPCO, as agent for, and acting on behalf of, the EPCO Group, upon reasonable notice to such General Partner, may refuse to perform such EPCO Services for such MLP Group until such records, information or other input is supplied.

2.7 Limitation Regarding EPCO Services. The MLP Group Parties hereto acknowledge that the EPCO Group shall only be required to perform and provide (i) those EPCO Services with respect to the business of each MLP Group as operated on the Effective Date, and (ii) such additional EPCO Services as may be mutually agreed orally or in writing by EPCO and the applicable General Partner (or other members of such MLP Group), which agreement regarding additional or fewer EPCO Services shall reflect an appropriate adjustment to the applicable Administrative Services Fee. The EPCO Group shall not be required to perform any EPCO Services hereunder for the benefit of any Person other than each MLP Group.

2.8 Representations Regarding Use of Services. The MLP Group Parties hereto represent and agree that they will use (and cause any other MLP Group members controlled by them to use) the EPCO Services only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the reasonable conditions, rules, regulations, and specifications that may be set forth in any manuals, materials, documents, or instructions furnished from time to time by the EPCO Group to each MLP Group. EPCO, as agent for, and acting on behalf of, the EPCO Group, reserves the right to take all actions, including, without limitation, termination of any portion of the EPCO Services for an MLP Group that it reasonably believes is required to be terminated in order to assure compliance with applicable laws and regulations.

2.9 Disclaimer of Warranties; Limitation of Liability. (a) The EPCO Services shall be provided in accordance with the Services Standard. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, THE EPCO GROUP MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) WARRANTIES, CONDITIONS OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE EPCO SERVICES, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER THE EPCO GROUP KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING. HOWEVER, IN THE CASE OF OUTSOURCED SERVICES PROVIDED

SOLELY FOR AN MLP GROUP, IF THE THIRD-PARTY PROVIDER OF SUCH SERVICES MAKES AN EXPRESS WARRANTY TO SUCH MLP GROUP, THE APPLICABLE GENERAL PARTNER IS ENTITLED TO CAUSE THE EPCO GROUP TO RELY ON AND TO ENFORCE SUCH WARRANTY.

(b) IN NO EVENT SHALL THE EPCO GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE TO ANY OF THE PERSONS RECEIVING ANY EPCO SERVICES OR TO ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SUCH SERVICE, REGARDLESS OF WHETHER THE PERSON PROVIDING SUCH SERVICE, ITS AFFILIATES, OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT, EXCEPT TO THE EXTENT SUCH EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARE PAID BY THE PARTY INCURRING SUCH DAMAGES TO A THIRD PARTY.

2.10 Force Majeure. The EPCO Group shall have no obligation to perform the EPCO Services, and shall not be liable for any expense, loss or damage whatsoever arising out of any interruption, delay or failure to perform any EPCO Services under this Agreement, if its failure to do so is caused by or results from any act of God, governmental action (including any nation, state, territory, province or other political subdivision thereof), natural disaster, strike, riot, failure of essential equipment, act of a public enemy, act of terrorism, or any other cause or circumstance, whether similar or dissimilar to the foregoing causes or circumstances, beyond the reasonable control of the EPCO Group. In any such event, the EPCO Group’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. EPCO, as agent for, and acting on behalf of the EPCO Group, will promptly notify the applicable MLP Group, either orally or in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, the EPCO Group will use its commercially reasonable efforts to resume its performance with the least practicable delay.

2.11 Affiliates. At its election, the EPCO Group may cause one or more of their respective Affiliates or third party contractors reasonably acceptable to the applicable General Partner to provide any such EPCO Service; provided, however, EPCO shall remain responsible for the provision of such EPCO Service in accordance with this Agreement.

2.12 Dedication of EPCO Employees. The EPCO Group shall cause employees of a member of the EPCO Group (and may cause other third parties pursuant to a services agreement, including an Employee Matters Agreement or Transition Services Agreement with Oiltanking North America, LLC) initially set forth on Schedule 2.12 (to the extent such positions currently exist) to perform EPCO Services exclusively for the benefit of the corresponding Oiltanking Group member or its successor set forth on Schedule 2.12. In addition, EPCO shall designate and cause such additional personnel necessary to provide EPCO Services exclusively for the benefit of such entities or any other Oiltanking Group member or its successor as OTLP GP shall reasonably request.

2.13 Term and Termination.

(a) In addition to the termination of particular EPCO Services as provided in Section 2.5, the EPCO Group may exclude any particular services from the scope of EPCO Services at any time without penalty by giving notice of such termination to the other Parties, with the effective date being not less than 60 days following notice of any exclusion of particular services or such other effective date as may be agreed upon by the Parties.

(b) EPCO and EPCO Holdings, on behalf of the EPCO Group, may terminate this Agreement at any time without penalty by giving notice of such termination to the other Parties, with the effective date being not less than 180 days following notice of termination, or such other effective date as may be agreed upon by the Parties.

(c) EPCO and EPCO Holdings, on behalf of the EPCO Group, may, upon either MLP Group’s material breach of this Agreement, terminate this Agreement at any time with respect to such MLP Group if (i) such breach is not remedied within 45 days (or 30 days in the event of a material breach arising out of the failure to make payment hereunder) after the applicable General Partner’s receipt of written notice thereof, or such longer period as is reasonably required to cure such breach, provided that such General Partner commences or causes such MLP Group to cure such breach, and (ii) such breach is continuing at the time notice of termination is delivered to such General Partner.

(d) Each General Partner, on behalf of its MLP Group, upon the EPCO Group’s material breach of this Agreement, may terminate this Agreement with respect to such MLP Group if (i) such breach is not remedied within 45 days (or 30 days in the event of a material breach arising out of the failure to make payment hereunder) after EPCO’s receipt (on behalf of the EPCO Group) of written notice thereof from such General Partner, or such longer period as is reasonably required to cure such breach, provided that the EPCO Group commences to cure such breach, and (ii) such breach is continuing at the time notice of termination is delivered by such General Partner to EPCO (acting on behalf of the EPCO Group).

(e) If this Agreement is terminated in accordance with this Section 2.13 or otherwise at the end of the Term, all rights and obligations under this Agreement shall cease except for (i) obligations that expressly survive termination of this Agreement, (ii) liabilities and obligations that have accrued prior to such termination, and (iii) the obligation to pay any portion of amounts payable under Article 2 and under Section 5.3(b) (if applicable) that have accrued prior to such termination, even if such amounts have not become due and payable at that time.

(f) The provisions of Article 2 (with respect to unpaid amounts hereunder), Section 2.2, Article 3, Article 4, Section 5.3(b) (with respect to any unpaid amounts hereunder) and Article 6 shall survive the termination of this Agreement.

ARTICLE 3: OWNERSHIP OF WORK PRODUCT; AUDIT RIGHTS:

DISCLOSURE OF COMPENSATION

3.1 Ownership of Work Product.

(a) The work produced by the EPCO Group under the terms of this Agreement in connection with the performance of the EPCO Services for an MLP Group, including, without limitation, all work papers, drafts, notes, reports, extracts and other written or electronic recordings, developed in connection with the performance of the EPCO Services for such MLP Group hereunder, but excluding, without limitation, the books and records of the EPCO Group not relating to the performance of the EPCO Services (the “Work Product”), shall be the property of such MLP Group. The EPCO Group shall have no right or interest in such Work Product, but the EPCO Group (i) shall be and is hereby granted an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use and maintain originals or copies of such Work Product (A) to perform the EPCO Services hereunder and (B) in connection with any other books and records required to be maintained by the EPCO Group under applicable tax, accounting, or other regulatory requirements, or for other permitted EPCO Group business purposes, and (ii) may share MLP Group information and any Work Product with its Affiliates, agents and representatives as reasonably necessary to perform the EPCO Services, all in accordance with the limitations, duties and obligations imposed by this Agreement, including this Section 3.1.

(b) Each of the Parties acknowledges and agrees that a breach by it of its obligations under this Section 3.1 would cause irreparable harm to the other Parties and that monetary damages would not be adequate to compensate the harmed Parties. Accordingly, the breaching Parties agree that the harmed Parties shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by the breaching Parties, without the necessity of posting bond or other security. Each of the harmed Parties’ right to equitable relief shall be in addition to other rights and remedies available to the harmed Parties for monetary damages or otherwise to the extent permitted under this Agreement.

3.2 Audit Rights. At any time during the Term and for one year thereafter, to the extent necessary to verify the performance by the EPCO Group of its obligations under this Agreement, any General Partner, on behalf of its MLP Group, shall have the right, at such MLP Group’s expense, to audit, examine and make copies of the books and records of the EPCO Group relating to the provision of the EPCO Services to such MLP Group and the determination of the related Administrative Services Fee (the “Audit Right”). Such General Partner may exercise the Audit Right through any agent or employee of such General Partner or such auditors as such General Partner may determine in its sole discretion. Such General Partner shall (i) exercise the Audit Right only upon reasonable notice to EPCO during normal business hours and (ii) use its reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to EPCO.

3.3 Disclosure of Compensation. EPCO, on behalf of the EPCO Group, shall disclose to each General Partner the amount of compensation or other remuneration of any EPCO Group employees who are executive officers or directors of such General Partner or the applicable Partnership, to the extent required for the applicable MLP Group to comply with the requirements of applicable law, including applicable Federal securities laws.

ARTICLE 4: INDEMNIFICATION

4.1 Indemnification by EPCO.

(a) From and after the date hereof and subject to the remaining provisions of this Section 4.1, EPCO, on behalf of the EPCO Group, shall indemnify, defend and hold harmless each MLP Group from and against any loss, cost, claim, liability, prepayment or similar penalty, damage, expense, attorneys fees, judgment, award or settlement of any kind or nature whatsoever (other than out-of-pocket costs and expenses incurred by such MLP Group in connection with the discharge by the EPCO Group of the EPCO Group’s obligations pursuant to Section 4.1(c)) (collectively, “Losses”) incurred by such MLP Group in connection with the Excluded Liabilities; provided, however, in no event shall such indemnification obligation, or the term “Losses,” cover or include exemplary, punitive, special, consequential, indirect, or incidental damages or lost profits suffered by such MLP Group in connection with the Excluded Liabilities, except to the extent such exemplary, punitive, special, consequential, indirect or incidental damages or lost profits are actually paid by any member of such MLP Group to a third party.

(b) The EPCO Group, shall have the right to control all aspects of the defense of any claims (and any counterclaims) related to the Excluded Liabilities, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of each General Partner, on behalf of its applicable MLP Group, unless (i) it includes a full release of the applicable members of such MLP Group from such matter or issues, as the case may be, or (ii) following such settlement there is no realistic scenario under which such MLP Group could be held liable for such matter or issues.

(c) The MLP Group Parties hereto agree, at their own cost and expense, to cooperate fully with the EPCO Group with respect to all aspects of the defense of any claims related to the Excluded Liabilities, including, without limitation, the prompt furnishing to the EPCO Group of any correspondence or other notice relating thereto that any member of the applicable MLP Group may receive, permitting the names of the applicable members of such MLP Group to be utilized in connection with such defense and the making available to the EPCO Group of any files, records or other information of such MLP Group that EPCO, on behalf of the EPCO Group, considers relevant to such defense; provided, however, that in connection therewith the EPCO Group agrees to use reasonable efforts to minimize the impact thereof on the operations of such MLP Group. In no event shall the obligation of an MLP Group to cooperate with the EPCO Group as set forth in the immediately preceding sentence be construed as imposing upon such MLP Group an obligation to hire and pay for counsel in connection with the defense of any claims related to the Excluded Liabilities.

4.2 Indemnification by MLP Group Parties. Each MLP Group Party, jointly and severally, hereby agrees to indemnify, defend and hold harmless EPCO and its stockholders and Affiliates and their respective directors, managers, officers, employees and agents (an “EPCO Indemnified Party”) from and against any loss, cost, claim, liability, prepayment or similar penalty, damage, expense, attorneys’ fees, judgment, award or settlement of any kind or nature whatsoever (collectively, “EPCO Losses”) incurred by one or more of the EPCO Indemnified Parties, whether based on contract, tort, or pursuant to any statute, rule or regulation, and regardless of whether the EPCO Losses are foreseeable or unforeseeable, all to the extent that such EPCO Losses are in respect of or arise from claims by a third party relating to (i) any acts or omissions of the EPCO Indemnified Parties in connection with furnishing, or failing to furnish, any of the EPCO Services, solely to the extent that (x) such acts or omissions were performed for the benefit of any member of the MLP Group of which such MLP Group Party is a member, and (y) such EPCO Services were performed in accordance with the Services Standard; provided, that such MLP Group Parties shall not be obligated to indemnify or hold harmless the EPCO Indemnified Parties from and against any EPCO Losses to the extent they result from the gross negligence or willful misconduct of any EPCO Indemnified Party; and provided, further, in no event shall such indemnification obligation, or the term “EPCO Losses,” cover or include exemplary, punitive, special, consequential, indirect, or incidental damages or lost profits suffered by the EPCO Indemnified Parties in connection with the EPCO Services, except to the extent such exemplary, punitive, special, consequential, indirect or incidental damages or lost profits are actually paid by the EPCO Indemnified Party to a third party.

4.3 Negligence; Strict Liability. Except as expressly provided in Section 4.2, the defense and indemnity obligations in Section 4.2 shall apply regardless of cause or negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of law or other fault of any indemnified Party, or any pre-existing defect; provided, however, that this provision shall not apply to the gross negligence or willful misconduct of any indemnified Party or in any way limit or alter any qualifications set forth in such defense and indemnity obligations expressly relating to gross negligence, willful misconduct or breach of this agreement. The Parties agree that this statement complies with the requirement known as the “express negligence rule” to expressly state in a conspicuous manner and to afford fair and adequate notice that this article has provisions requiring one Party to be responsible for the negligence, strict liability or other fault of another Party.

ARTICLE 5: OTHER AGREEMENTS

5.1 Insurance Matters. EPCO, on behalf of the EPCO Group, hereby agrees to cause each MLP Group to be named as insureds or additional insureds in the EPCO Group’s insurance program, as in effect from time to time, other than with respect to workers’ compensation coverage. Subject to Section 2.5, each member of each MLP Group shall be allocated, and pay for, such insurance coverage in an amount equal to the EPCO Group’s cost of insuring the assets and operations of such entities.

5.2 EPCO’s Employees.

(a) The obligation of a Billing Agent to cause a member of its MLP Group to pay the Administrative Services Fee shall, as such obligation relates to the EPCO Group’s expenses incurred to compensate its employees and retained third parties providing the EPCO Services to such MLP Group, reimburse the EPCO Group for the appropriate pro rata cost of such employees’ compensation and benefits, including without limitation salaries, wages, bonuses, benefits, social security and other taxes, workers compensation insurance, retirement and insurance benefits, training, and all other direct and indirect costs incurred by the EPCO Group with respect to providing such employee compensation and benefits and third party costs. Such Billing Agent shall not be obligated to cause such member of its MLP Group to pay any amount directly to EPCO’s employees or any retained third party; provided, however, if the EPCO Group ever fails to pay any employee or any retained third party providing EPCO Services to such MLP Group within 30 days following the date such employee’s or such retained third party’s payment is due:

(i) such Billing Agent or any Affiliate of such Billing Agent may, but shall not be required to, (w) pay such employee or retained third party directly, (x) employ such employee or retained third party directly, (y) notify EPCO, acting as agent for, and on behalf of, the EPCO Group, and begin to pay all employees or retained third parties providing EPCO Services directly, or (z) notify EPCO, acting as agent for, and on behalf of, the EPCO Group, that the portion of this Agreement relating to the EPCO Services is terminated and employ directly any or all of such employees or retained third parties, or employ or retain such other individuals and entities as such Billing Agent and such Billing Agent’s Affiliates may choose in their sole discretion, and

(ii) EPCO, on behalf of the EPCO Group, shall reimburse such Billing Agent for any amount that such Billing Agent or such Billing Agent’s Affiliate paid to the EPCO Group, for the EPCO Group’s employees and retained third parties providing the EPCO Services, that the EPCO Group did not pay to, or on behalf of, such employees or retained third parties.

(b) Notwithstanding anything in Section 5.2(a) to the contrary, any General Partner shall have the right, at any time upon at least 90 days’ notice to EPCO, on behalf of the EPCO Group, to terminate the portion of this Agreement relating to the EPCO Services performed for such General Partner’s applicable MLP Group and to employ any or all of EPCO’s employees and retained third parties providing the EPCO Services directly, or employ or retain such other individuals and entities as such General Partner or its Affiliates may choose in their sole discretion.

5.3 EPCO Group License and Participation in MLP Group Agreements.

(a) Each of the MLP Group Parties hereby grants, and will cause its respective MLP Group Affiliates to grant, to EPCO and its Affiliates an irrevocable, royalty-fee, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by such MLP Group Party or its Affiliates to the extent used in the performance of the EPCO Services or, if requested by EPCO, to an extent not used in the performance of the EPCO Services. EPCO agrees that EPCO and its Affiliates will reimburse the applicable MLP Group for its pro rata share of all costs and expenses (direct and indirect) associated with such licenses to the extent used by EPCO or its Affiliates in the business of EPCO and its Affiliates.

(b) To the extent reasonably requested by EPCO, on behalf of the EPCO Group, the applicable General Partner shall cause Shared Services or materials provided under MLP Group agreements or contracts to be provided to the EPCO Group, provided EPCO, on behalf of the EPCO Group, agrees to reimburse the applicable MLP Group for its pro rata share of all costs and expenses (direct or indirect) associated with such services or materials under the MLP Group agreements.

ARTICLE 6: MISCELLANEOUS

6.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to exclusive venue in Houston, Harris County, Texas.

6.2 Notices. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given (a) by depositing same in the United States mail or by nationally recognized overnight courier, addressed to the Party to be notified, postpaid and registered or certified with return receipt requested, (b) by delivering such notice in person or (c) by facsimile to such Party. Notice given by personal delivery, mail or overnight courier shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2; provided, that any notices required to be delivered to any Party that is a member of an MLP Group shall be deemed delivered by delivery of such notice to the General Partner of such MLP Group.

6.3 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements among the parties, whether oral or written, relating to the matters contained herein.

6.4 Effect of Waiver of Consent. No Party’s express or implied waiver of, or consent to, any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

6.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the agreement of all the Parties affected by any such amendment; provided, however, no Partnership may, without the prior approval of its Audit and Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of its General Partner will materially and adversely affect the limited partners of such Partnership.

6.6 Assignment. This Agreement may not be assigned by any Party without the consent of all of the other Parties; provided, EPCO may delegate its obligations hereunder in accordance with Section 2.11 above.

6.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

6.8 Severability. If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

6.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.10 Withholding or Granting of Consent. Unless the consent or approval of a Party is expressly required not to be unreasonably withheld (or words to similar effect), each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

6.11 U.S. Currency. All sums and amounts payable or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

6.12 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party hereto shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

6.13 Negation of Rights of Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of a Partnership or other Person shall have the right to enforce any provision of this Agreement, or to bring any claim, cause of action or seek any remedy or any right of any kind, or to compel any Party to comply with the terms of this Agreement.

6.14 No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of EPCO, either General Partner or their respective Affiliates.

6.15 Relationship of the Parties. Nothing in this Agreement shall be construed to create a partnership or joint venture or give rise to a fiduciary or similar relationship of any kind.

6.16 Prior Releases. The parties to this Agreement hereby acknowledge and agree that the releases applicable under Article VII of the Sixth Amendment shall remain in full force and effect with respect to the parties to the Sixth Amendment, but such other parties are not parties to, or entitled to any rights or obligations under, this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ENTERPRISE PRODUCTS COMPANY

By:	/s/ Richard H. Bachmann
Name:	Richard H. Bachmann
Title:	President and Chief Executive Officer

Address for Notice: 1100 Louisiana, 10th Floor Houston, Texas 77002 Facsimile No.: (713) 381-8200

EPCO HOLDINGS, INC.

By:	/s/ Richard H. Bachmann
Name:	Richard H. Bachmann
Title:	President and Chief Executive Officer

Address for Notice: 1100 Louisiana, 10th Floor Houston, Texas 77002 Facsimile No.: (713) 381-6500

Signature Page to Seventh Amended and Restated

Administrative Services Agreement

ENTERPRISE PRODUCTS PARTNERS L.P.

ENTERPRISE PRODUCTS HOLDINGS LLC, Individually and as Sole General Partner of Enterprise Products Partners L.P.

ENTERPRISE PRODUCTS OPERATING LLC

ENTERPRISE PRODUCTS OLPGP, INC., Individually and as Sole Manager of Enterprise Products Operating LLC

By:	/s/ Michael A. Creel
Michael A. Creel
Chief Executive Officer

Address for Notice: 1100 Louisiana, 10th Floor Houston, Texas 77002 Facsimile No.: (713) 381-8200

Signature Page to Seventh Amended and Restated

Administrative Services Agreement

OILTANKING PARTNERS, L.P.

OTLP GP, LLC
Individually and as Sole General Partner of
Oiltanking Partners, L.P.

By:	/s/ Laurie H. Argo
Laurie H. Argo
President and Chief Executive Officer

Address for Notice: 333 Clay Street, Suite 2400 Houston, Texas 77002 Facsimile No.: (713) 381-8200

Signature Page to Seventh Amended and Restated

Administrative Services Agreement

Exhibit A

DEFINED TERMS

“Administrative Services Fee” shall have the meaning set forth in Section 2.2.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, with respect to EPCO, Dan Duncan LLC (or any successor entity) shall be deemed an “Affiliate” of EPCO at any time either (i) a majority of the managers of Dan Duncan LLC are the same individual persons as the directors of EPCO or (ii) a majority of any voting trustees under any voting trust that controls a majority of the equity interests entitled to vote in the election of directors and managers of EPCO and Dan Duncan LLC are the same persons.

“Agreement” shall mean this Seventh Amended and Restated Administrative Services Agreement, as it may be amended, modified, or supplemented from time to time.

“Audit and Conflicts Committee” means, with respect to each General Partner, a committee of the Board of such General Partner, composed entirely of three or more directors who meet the independence, qualification and experience requirements established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by The New York Stock Exchange, and, to the extent required under the Partnership Agreement of the applicable Partnership, at least two of whom also meet the S&P Criteria.

“Audit Right” shall have the meaning set forth in Section 3.2.

“Billing Agent” shall have the meaning set forth in Section 2.4.

“Board” means, with respect to each General Partner, the Board of Directors (or equivalent thereof) of such General Partner.

“Commission” shall mean the United States Securities and Exchange Commission.

“Effective Date” shall have the meaning set forth in the Preamble.

“EPCO” shall have the meaning set forth in the Preamble.

“EPCO Group” shall mean EPCO, EPCO Holdings and their respective wholly-owned subsidiaries.

“EPCO Holdings” shall have the meaning set forth in the Preamble.

“EPCO Indemnified Party” shall have the meaning set forth in Section 4.2.

“EPCO Losses” shall have the meaning set forth in Section 4.2.

“EPCO Services” shall have the meaning set forth in Section 2.1(a).

“EPD” shall have the meaning set forth in the Preamble.

“EPD Group” shall mean, individually and collectively, EPD GP, EPD, EPOLLC and any Affiliate controlled (and only so long as such Affiliates are controlled) by EPD GP, EPD or EPOLLC (as the term “control” is used in the definition of “Affiliate”), excluding the Oiltanking Group.

“EPD Group Parties” shall mean, individually and collectively, EPD GP, EPD and EPOLLC, and any other Person who is a member of the EPD Group and is or becomes a Party to this Agreement after the Effective Date.

“EPD GP” shall have the meaning set forth in the Preamble.

“EPD OLPGP” shall have the meaning set forth in the Preamble.

“EPOLLC” shall have the meaning set forth in the Preamble.

“Excluded Liabilities” shall mean the following liabilities and obligations:

(a) all indebtedness of EPCO and its Affiliates other than each MLP Group for borrowed money; and

(b) any income tax liability of EPCO that may result from the consummation of the transactions contemplated by this Agreement, as may be amended, or any predecessor agreement to this Agreement.

“General Partner” shall mean (i) in the case of the EPD Group, EPD GP, and (ii) in the case of the Oiltanking Group, OTLP GP.

“Independent Director” shall mean an individual who meets the independence, qualification and experience requirements of The New York Stock Exchange.

“Losses” shall have the meaning set forth in Section 4.1.

“MLP Group” shall mean either of the EPD Group or the Oiltanking Group, as the case may be.

“MLP Group Parties” shall mean each of the EPD Group Parties and the Oiltanking Group Parties.

“Oiltanking” shall have the meaning set forth in the Preamble.

“Oiltanking Group” shall mean, individually and collectively, OTLP GP, Oiltanking and any Affiliate controlled (and only so long as such Affiliates are controlled) by OTLP GP and Oiltanking (as the term “control” is used in the definition of “Affiliate”).

“Oiltanking Group Parties” shall mean, individually and collectively, OTLP GP, Oiltanking and any other Person who is a member of the Oiltanking Group and is or becomes a Party to this Agreement after the Effective Date.

“OTLP GP” shall have the meaning set forth in the Preamble.

“OTNA” shall have the meaning set forth in the Recitals.

“Partnership” shall mean (i) in the case of the EPD Group, EPD, and (ii) in the case of the Oiltanking Group, Oiltanking.

“Partnership Agreement” shall mean (i) in the case of EPD, the Sixth Amended and Restated Agreement of Limited Partnership of EPD, dated as of November 22, 2010, as such agreement may be amended or restated as of the date of this Agreement or hereafter from time to time, and (ii) in the case of Oiltanking, the First Amended and Restated Agreement of Limited Partnership of Oiltanking, dated as of July 19, 2011, as such agreement may be amended or restated as of the date of this Agreement or hereafter from time to time.

“Party” shall mean any one of the Persons that executes this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Prudent Industry Practices” shall mean, at a particular time, any of the practices, methods and acts which, in the exercise of reasonable judgment, will result in the proper operation and maintenance of the assets owned by a Party or its Affiliates and shall include, without limitation, the practices, methods and acts engaged in or approved by a significant portion of the industry at such time with respect to the assets of the same or similar types as the assets owned by such Party or its Affiliates. Prudent Industry Practices are not intended to be limited to optimum practices, methods or acts, to the exclusion of all others, but rather represent a spectrum of possible practices, methods and acts which could have been expected to accomplish the desired result at a commercially reasonable cost in a reliable, safe and timely fashion, in compliance with the applicable limited partnership agreement and limited liability company agreement and in compliance with all applicable laws. Prudent Industry Practices are intended to entail the same standards as the Parties would, in the prudent management of their own properties, use from time to time.

“S&P Criteria” shall mean a duly appointed member of the Audit and Conflicts Committee of a particular Partnership who had not been, at the time of such appointment or at any time in the preceding five years, (a) a direct or indirect legal or beneficial owner of interests in such Partnership or any of its Affiliates (excluding de minimis ownership interests having a value of less than $1 million), (b) a creditor, supplier, employee, officer, director, family member, manager or contractor of such Partnership or any of its Affiliates, or (c) a person who controls (whether directly, indirectly or otherwise) such Partnership or any of its Affiliates or any creditor, supplier, employee, officer, director, manager or contractor of such Partnership or any of its Affiliates.

“Securities Act” shall mean the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Services Standard” shall mean, with respect to the performance of the EPCO Services, the good faith undertaking, on a commercially reasonable basis, to perform the EPCO Services for an MLP Group, at least the same quality and manner as EPCO Services were provided by (i) EPCO or its Affiliates to the EPD Group and (ii) OTNA or its Affiliates to the Oiltanking Group, as applicable, during the calendar year 2013 and in all material respects in compliance with applicable laws and Prudent Industry Practices.

“Shared Services” shall mean the performance of services for any one or more than one of the entities comprising the EPCO Group and any one or more than one of the entities comprising each MLP Group.

“Sixth Amendment” shall have the meaning set forth in the Recitals.

“Term” means the term of this Agreement, which is the period beginning on the Effective Date and ending on the earlier of such time as (i) EPCO or its Affiliates cease to control, directly or indirectly, at least 50% of the voting interests of either General Partner or such General Partner is no longer the General Partner of the applicable Partnership, and (ii) this Agreement is otherwise terminated in accordance with Section 2.13.

“Work Product” shall have the meaning set forth in Section 3.1.

Schedule 2.12

OTLP GP, as general partner of Oiltanking Partners, L.P.

OTH GP, LLC, as general partner of Oiltanking Houston, L.P.

OTB GP, LLC, as general partner of Oiltanking Beaumont Partners, L.P.

Salaried employees performing services for the foregoing entities with the following officer or other functions related to any business conducted by Oiltanking and its subsidiaries pursuant to any contracts with the EPD Group:

Senior Vice President, Commercial and Business Development

Vice President, Engineering

Controller

Commercial Managers

Commercial Operator

Supervisors

Schedulers

Senior Customer Service Assistant and Customer Service Assistants

Revenue Accountant

Revenue Lead